Exhibit 99.1

ATC Contact: Michael Powell

Director of Investor Relations

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES ELECTION

OF JOANN A. REED TO BOARD OF DIRECTORS

Boston, Massachusetts – June 1, 2007 – American Tower Corporation (NYSE: AMT) today announced that its Board of Directors has elected JoAnn A. Reed as a member of the Board, effective May 31, 2007. With Ms. Reed’s addition, American Tower has expanded its Board to nine directors.

“We are very pleased to welcome JoAnn to our Board,” said Jim Taiclet, American Tower’s Chairman and Chief Executive Officer. “JoAnn’s deep knowledge and experience in finance and accounting and her perspective as Chief Financial Officer of a Fortune 100 company will enable her to make a significant contribution to American Tower. I look forward to working closely with JoAnn as we continue to advance our strategic, operational, and financing initiatives.”

Ms. Reed is the Senior Vice President, Finance and Chief Financial Officer of Medco Health Solutions, Inc., a leading pharmacy benefit manager. Since joining Medco in 1988, Ms. Reed has served in finance and accounting roles of increasing responsibility and was appointed Senior Vice President, Finance in 1992 and Chief Financial Officer in 1996. Prior to joining Medco, Ms. Reed’s experience includes finance roles at Aetna/American Re-Insurance Co., CBS Inc., Standard and Poor’s Corp., and Unisys/Timeplex Inc. Ms. Reed currently serves on the board of directors of Waters Corp. and as a Trustee for St. Mary’s College of Notre Dame, Indiana.

American Tower is a leading independent owner, operator and developer of broadcast and wireless communications sites. American Tower owns and operates over 22,000 sites in the United States, Mexico and Brazil. Additionally, American Tower manages approximately 2,000 revenue producing rooftop and tower sites. For more information about American Tower, please visit www.americantower.com.

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